Exhibit 4.21

Date 6 May 2011

POLYARISTI NAVIGATION CO.

EFPLOIAS SHIPPING CO. and

AMORITA DEVELOPMENT INC.

as joint and several Borrowers

– and –

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

– and –

ABN AMRO BANK N.V.

as Agent, Underwriter, Swap Bank

and Security Trustee

LOAN AGREEMENT

relating to a loan facility of up to US$100,000,000

to finance part of the acquisition cost of three container vessels

“BOX VOYAGER”, “BOX TRADER” and “MAULE”

WATSON, FARLEY & WILLIAMS

Piraeus

INDEX

Clause		Page

1	INTERPRETATION	1

2	FACILITY	17

3	POSITION OF THE LENDERS, THE AND SWAP BANK AND THE MAJORITY LENDERS	17

4	DRAWDOWN	18

5	INTEREST	19

6	INTEREST PERIODS	21

7	DEFAULT INTEREST	22

8	REPAYMENT AND PREPAYMENT	23

9	CONDITIONS PRECEDENT	25

10	REPRESENTATIONS AND WARRANTIES	26

11	GENERAL UNDERTAKINGS	28

12	CORPORATE UNDERTAKINGS	31

13	INSURANCE	32

14	SHIP COVENANTS	37

15	SECURITY COVER	41

16	PAYMENTS AND CALCULATIONS	42

17	APPLICATION OF RECEIPTS	44

18	APPLICATION OF EARNINGS; SWAP PAYMENTS	45

19	EVENTS OF DEFAULT	46

20	FEES AND EXPENSES	51

21	INDEMNITIES	52

22	NO SET-OFF OR TAX DEDUCTION	54

23	ILLEGALITY, ETC	55

24	INCREASED COSTS	55

25	SET-OFF	57

26	TRANSFERS AND CHANGES IN LENDING OFFICES	57

27	VARIATIONS AND WAIVERS	61

28	NOTICES	62

29	JOINT AND SEVERAL LIABILITY	63

30	SUPPLEMENTAL	64

31	LAW AND JURISDICTION	65

SCHEDULE 1 LENDERS AND COMMITMENTS		66

SCHEDULE 2 DRAWDOWN NOTICE		67

SCHEDULE 3 CONDITION PRECEDENT DOCUMENTS		68

SCHEDULE 4 MANDATORY COST FORMULA		71

SCHEDULE 5 DESIGNATION NOTICE		73

SCHEDULE 6 TRANSFER CERTIFICATE		74

SCHEDULE 7 SYNDICATION CLAUSES		78

EXECUTION PAGES		79

THIS AGREEMENT is made on 6 May 2011

BETWEEN

(1)	POLYARISTI NAVIGATION CO., EFPLOIAS SHIPPING CO. and AMORITA DEVELOPMENT INC., as joint and several Borrowers;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	ABN AMRO BANK N.V., as Agent;

(4)	ABN AMRO BANK N.V., as Underwriter;

(5)	ABN AMRO BANK N.V., as Security Trustee; and

(6)	ABN AMRO BANK N.V, as Swap Bank.

BACKGROUND

(A)	The Lenders have agreed to make available to the Borrowers a facility of up to the lesser of (a) $100,000,000 and (b) 55 per cent. of the aggregate Initial Market Values of the Ships, in three Tranches.

(B)	The Swap Bank has agreed to enter into interest rate swap transactions with the Borrowers from time to time to hedge the Borrowers’ exposure under this Agreement to interest rate fluctuations.

(C)	The Lenders and the Swap Bank have agreed to share pari passu in the security to be granted to the Security Trustee pursuant to this Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Account Pledges” means, together, the Operating Account Pledges and the Retention Account Pledge and, in the singular means any of them;

“Affected Lender” has the meaning given in Clause 5.7;

“Agency and Trust Agreement” means the agency and trust agreement dated the same date as this Agreement and made between the same parties;

“Agent” means ABN Amro Bank N.V., acting in such capacity through its office at 93 Coolsingel, 3012 AE, Rotterdam, The Netherlands, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Agreed Form” means in relation to any document, that document in the form approved in writing by the Agent (acting on the instructions of all the Lenders) or as otherwise approved in accordance with any other approval procedure specified in any relevant provisions of any Finance Document;

“Amorita” means Amorita Development Inc. a corporation incorporated in Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Applicable Accounts” means, as at the date of calculation or, as the case may be, in respect of an accounting period, the annual audited consolidated accounts and financial statements of the Group or the 6-monthly management accounts of the Group, which the members of the Group are obliged to deliver to the Agent pursuant to Clause 11.6;

“Approved Broker” means Arrow Valuations (London), Breamar Seascope (London), Galbraith’s (London), R.S. Platou Shipbrokers (Oslo) and Simpson Spence & Young or any other any reputable sale and purchase broker, experienced in the container trade, approved and appointed by the Agent;

“Approved Charter” means in relation to:

(a)	“BOX VOYAGER”, a time charterparty dated 19 July 2010 (as amended and supplemented from time to time) and made between Polyaristi and the Approved Charterer for a firm period of at least 2 years (starting from the relevant Delivery Date) at a gross daily charter hire rate of at least $20,000 and on such other terms approved by the Agent prior to the date of this Agreement;

(b)	“BOX TRADER”, a time charterparty dated 19 July 2010 (as amended and supplemented from time to time) and made between Efploia and the Approved Charterer for a firm period of at least 2 years (starting from the relevant Delivery Date) at a gross daily charter hire rate of at least $20,000 and on such other terms approved by the Agent prior to the date of this Agreement; and

(c)	“MAULE”, a time charterparty dated 12 March 2010 (as amended and supplemented from time to time) and made between Amorita and the Approved Charterer for a firm period of at least 5 years (starting from the relevant Delivery Date) at a gross daily charter hire rate of at least $38,000 and on such other terms approved by the Agent prior to the date of this Agreement.

“Approved Charterer” means Compania Sud Americana de Vapores S.A. a company incorporated in Chile with its registered office at Valparaiso, Chile;

“Approved Charterparty Assignment” means, in relation to each Approved Charter, a specific deed of assignment of the rights of the Borrower who is a party to that Approved Charter executed or to be executed by that Borrower in favour of the Security Trustee in the Agreed Form;

“Approved Flag” means the Liberian flag or any other flag the Majority Lenders may, in their absolute discretion, approve as the flag on which a Ship may be registered;

“Approved Flag State” means the Republic of Liberia or any other state in which the Majority Lenders may, in their sole and absolute discretion, at the request of the Borrowers, approve that a Ship be registered;

“Approved Manager” means, in relation to each Ship, Allseas Marine S.A., a corporation organised and existing under the laws of the Republic of Liberia, having its management office at 15, Karamanli Avenue, 166 73 Voula, Greece or any other company registered office at 80 Broad Street, Monrovia, Liberia and maintaining a ship which the Lender may, at the request of the Borrower, approve from time to time as the technical and/or commercial manager of the Ship (such consent not to be unreasonably withheld and delayed);

“Approved Manager’s Undertaking” means, in relation to each Ship, a letter of undertaking executed or to be executed by the Approved Manager in favour of the Security Trustee, agreeing certain matters in relation to the management of the relevant Ship and subordinating its rights against that Ship and the Borrower owning that Ship to the rights of the Lender under the Finance Documents, in the Agreed Form;

“Ardelia” means Ardelia Navigation Limited, corporation incorporated in Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	the earlier of:

(i)	the Delivery Date in respect of the last Ship to occur; and

(ii)	15 June 2011,

(or such later date as the Agent may, with the authorisation of the Lenders, agree with the Borrowers); or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;

“Borrower” means each of Polyaristi, Efploias and Amorita, and in the plural means all of them;

“BOX TRADER” means the 2010-built container vessel of 3,400 TEU currently registered in the ownership of Eridanus under the Liberian flag with the name “BOX TRADER” which is to be purchased by Efploias and upon delivery to be registered in its ownership under an Approved Flag with the name of BOX TRADER;

“BOX VOYAGER” means the 2010-built container vessel of 3,450 TEU currently registered in the ownership of Ardelia under Liberian flag with the name “BOX VOYAGER” which is to be purchased by Polyaristi and upon delivery to be registered in its ownership under an Approved Flag with the name of BOX VOYAGER;

“Business Day” means a day on which banks are open in London, Athens and Rotterdam and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Charter” means, in relation to a Ship, any time charterparty in respect of that Ship having a duration of at least 12 consecutive months (other than the Approved Charter relative thereto) or any bareboat charterparty in respect of that Ship (such charters to be entered into with the prior consent of the Agent (acting with the authorisation of the Majority Lenders) pursuant to Clause 14.13);

“Charterparty Assignment” means, in relation to a Ship, an assignment of the rights of the Borrower who is the owner of that Ship under the Charter relative thereto executed or to be executed by that Borrower in favour of the Security Trustee in the Agreed Form;

“CISADA” means the United States Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010 as it applies to non-US persons;

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Confirmation” and “Early Termination Date”, in relation to any continuing Designated Transaction, have the meanings given in the Master Agreement;

“Contract Price” means the purchase price payable by each Borrower for the Ship to be acquired by it pursuant to the MOA relative thereto, being in relation to:

(i)	“BOX VOYAGER”, the aggregate of (i) $34,617,200 and (ii) 1,133,300 common stock shares in the Corporate Guarantor;

(ii)	“BOX TRADER”, the aggregate of (i) $34,617,200 and (ii) 1,133,300 common stock shares in the Corporate Guarantor; and

(d)	“MAULE”, $79,285,000.

“Contractual Currency” has the meaning given in Clause 21.5;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Corporate Guarantee” means a corporate guarantee of the obligations of the Borrowers under this Agreement, the Master Agreement and the other Finance Documents to which each Borrower is a party in the Agreed Form;

“Corporate Guarantor” means Box Ships Inc., a corporation incorporated in Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands, MH96960;

“Creditor Party” means the Agent, the Security Trustee, the Underwriter, any Lender or the Swap Bank, whether as at the date of this Agreement or at any later time;

“CSBC” means CSBC Hull 896 Limited, a company incorporated in the Isle of Man whose registered office is at Douglas, Isle of Man;

“Deed of Covenant” means, in relation to a Ship registered in an Approved Flag State which requires, or in which it is customary for, the execution of a deed of covenant collateral to mortgages for vessels registered in that Approved Flag State, a deed of covenant collateral to the Mortgage on the Ship in the Agreed Form;

“Delivery Date” means, in relation to a Ship, the date on which title and possession of that Ship is transferred to the Borrower which will be the owner thereof pursuant to the MOA relative to that Ship;

“Designated Shareholder” means the individual who is the ultimate beneficial owner of the majority of the share capital of the Corporate Guarantor prior to the IPO as disclosed to the Agent prior to the date of this Agreement, such individual to be acceptable to the Agent in all respects;

“Designated Shareholder’s Family” means, together, each of the following:

(a)	all the lineal descendants in direct line of the Designated Shareholder;

(b)	a husband or wife, or former husband or wife, or widower or widow of any of the above persons;

(c)	the estates, trusts or legal representatives of which any of the above persons are the beneficiaries; and

(d)	each company (other than a member of the Group) legally or beneficially owned or (as the case may be) controlled by one or more of the persons or entities which would fall within paragraphs (a) to (c) of this definition, and each one of the above shall be referred to as “a member of the Designated Shareholder’s Family”

“Designated Transaction” means a Transaction which fulfils the following requirements:

(a)	it is entered into by the Borrowers pursuant to the Master Agreement with the Swap Bank which, at the time the Transaction is entered into, is also a Lender;

(b)	its purpose is the hedging all of or part of the Borrowers’ exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date; and

(c)	it is designated by the Borrowers, by delivery by the Borrowers to the Agent of a notice of designation in the form set out in Schedule 5, as a Designated Transaction for the purposes of the Finance Documents;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to a Tranche, the date requested by the Borrowers for the Tranche to be made, or (as the context requires) the date on which the Tranche is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the relevant Borrower owning that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)	all freight, hire and passage moneys, compensation payable to that Borrower or the Security Trustee in the event of requisition of that Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship;

(b)	all moneys which are at any time payable under any Insurances in respect of loss of hire; and

(c)	if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

“Efploias” means Efploias Shipping Co., a corporation incorporated in Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship and/or any Borrower and/or any operator or manager of a Ship is at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where any Borrower and/or any operator or manager of a Ship is at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 19.1;

“Eridanus” means Eridanus Trader Co., a corporation incorporated in Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Fee Letter” means the letter addressed by the Agent or the Security Trustee to the Borrowers setting out any of the fees referred to in Clause 20.1;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Corporate Guarantee;

(c)	the Agency and Trust Agreement;

(d)	the General Assignments;

(e)	any Deeds of Covenant;

(f)	the Mortgages;

(g)	the Account Pledges;

(h)	the Shares Pledges;

(i)	the Master Agreement Assignment;

(j)	the Approved Charter Assignments;

(k)	any Charterparty Assignments;

(l)	the Fee Letter;

(m)	the Approved Manager’s Undertakings; and

(n)	any other document (whether creating a Security Interest or not) which is executed at any time by any Borrower, the Corporate Guarantor, the Approved Manager or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“Financial Year” means, in relation to the Group, each period of 1 year commencing on I January in respect of which its consolidated accounts are or ought to be prepared;

“Fleet Vessels” means all of the vessels (including, but not limited to, the Ships) from time to time wholly owned by members of the Group (each a “Fleet Vessel”);

“GAAP” means generally accepted accounting principles as from time to time in effect in the United States of America;

“General Assignment” means, in relation to a Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation in the Agreed Form;

“Group” means the Corporate Guarantor and its subsidiaries (including but not limited to the Borrowers) from time to time during the Security Period and “member of the Group” shall be construed accordingly;

“IACS” means the International Association of Classification Societies;

“Initial Market Value” means, in relation to each Ship, the Market Value thereof calculated in accordance with the valuations relative thereto referred to in paragraph 4 of Schedule 3, Part B;

“Insurances” means, in relation to a Ship:

(a)	all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, effected in respect of the Ship, its Earnings or otherwise in relation to it; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Period” means a period determined in accordance with Clause 6;

“IPO” means the initial public offering of 11,000,000 shares of the Corporate Guarantor on the New York Stock Exchange which was effected on 14 April 2011;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Lender” means a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Agent under Clause 26.14) or its transferee, successor or assign;

“LIBOR” means, for an Interest Period:

(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on REUTERS BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period (and, for the purposes of this Agreement, “REUTERS BBA Page LIBOR 01” means the display designated as the “REUTERS BBA Page LIBOR 01” on the Reuters Money News Service or such other page as may replace REUTERS BBA Page LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)	if no rate is quoted on REUTERS BBA Page LIBOR 01, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent.) of the rates per annum notified to the Agent by each Reference Bank as the rate at which deposits in Dollars are offered to that Reference Bank by leading banks in the London Interbank Market at that Reference Bank’s request at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means, in relation to a Ship, any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $800,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)	before a Tranche has been made, Lenders whose Commitments total 66.66 per cent, of the Total Commitments; and

(b)	after a Tranche has been made, Lenders whose Contributions total 66.66 per cent. of the Loan;

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4;

“Margin” means 3 per cent. per annum;

“Market Value” means, in relation to each Ship (and each other Fleet Vessel), the market value thereof determined in accordance with Clause 15.3;

“Master Agreement” means the master agreement (on the 2002 ISDA (Multicurrency-Crossborder) form) in the Agreed Form made between the Borrowers and the Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the master agreement;

“Master Agreement Assignment” means the assignment of the Master Agreement in the Agreed Form;

“MAULE” means the 2010-built container vessel of 6,500 TEU currently registered in the ownership of CSBC under Liberian flag with the name “MAULE” which is to be purchased by Amorita pursuant to the Approved MOA relative thereto and upon delivery to be registered in its ownership under an Approved Flag with the name of MAULE;

“MOA” means in relation to:

(a)	“BOX VOYAGER”, the Memorandum of Agreement dated 19 April 2011 (as amended and supplemented from time to time) and entered into between Ardelia and the Corporate Guarantor or its nominee;

(b)	“BOX TRADER”, the Memorandum of Agreement dated 19 April 2011 (as amended and supplemented from time to time) and entered into between Eridanus and the Corporate Guarantor or its nominee; and

(c)	“MAULE”, the Memorandum of Agreement dated 12 March 2011 (as amended and supplemented from time to time) and entered into between the CSBC and the Approved Manager or its nominee;

and, in the plural means, all of them;

“Mortgage” means, in relation to a Ship, the first priority or, as the case may be, preferred ship mortgage on that Ship in the Agreed Form;

“Negotiation Period” has the meaning given in Clause 5.10;

“Notifying Lender” has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;

“Operating Account” means, in relation to a Ship, an account in the name of the Borrower owning the Ship with the Agent in Rotterdam designated “[name of relevant Borrower] - Operating Account”, or any other account (with that or another office of the Agent) which is designated by the Agent as the Operating Account in relation to the Ship for the purposes of this Agreement;

“Operating Account Pledge” means, in relation to each Operating Account, a deed creating security in respect of that Operating Account in the Agreed Form;

“Payment Currency” has the meaning given in Clause 21.4;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid crew’s wages;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the trading, chartering, operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(g);

(f)	any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses while a Borrower is prosecuting or defending such action in good faith by appropriate steps; and

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as a main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Polyaristi” means Polyaristi Navigation Co., a corporation incorporated in Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

“Prohibited Person” means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

“Reference Banks” means, subject to Clause 26.16, the branch of ABN Amro Bank N.V. at 93 Coolsingel, 3012 AE, Rotterdam, The Netherlands and the London branch of any other bank or financial institution selected by the Agent;

“Relevant Person” has the meaning given in Clause 19.9;

“Repayment Date” means a date on which a repayment is required to be made under Clause 8;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Retention Account” means an account in the joint names of the Borrowers with the Agent in Rotterdam designated “Polyaristi Navigation Co., Efploias Shipping Co. and Amorita Development Inc. - Retention Account”, or any other account (with that or another office of the Agent) which is designated by the Agent as the Retention Account for the purposes of this Agreement;

“Retention Account Pledge” means a deed creating security in respect of that Retention Account in the Agreed Form;

“Sanctions” means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council;

(b)	imposed by CISADA; or

(c)	otherwise imposed by any law or regulation by which the Borrower or any Owner is bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of the Borrower or any Owner and for which a waiver or suspension has not been obtained;

“Secured Liabilities” means all liabilities which the Borrowers, the Corporate Guarantor, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document, the Master Agreement or any judgment relating to any Finance Document or the Master Agreement; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the rights of a plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Corporate Guarantor and any other person (except a Creditor Party and the Approved Manager) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the final paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrowers, the Security Parties and the other Creditor Parties that:

(a)	all amounts which have become due for payment by any Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither any Borrower nor any Security Party has any future or contingent liability under Clauses 20, 21 or 22 or any other provision of this Agreement or another Finance Document; and

(d)	the Agent, the Underwriter, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of a Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Trustee” means ABN Amro Bank N.V., acting in such capacity through its office at 93 Coolsingel, 3012 AE, Rotterdam, The Netherlands, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Servicing Bank” means the Agent or the Security Trustee;

“Seller” means each of Ardelia, Eridanus and CSBC, and in the plural means all of them;

“Shares Pledge” means, in relation to each Borrower, a deed creating security over the share capital of that Borrower in the Agreed Form;

“Ship” means each of “BOX VOYAGER”, “BOX TRADER” and “MAULE”, and in the plural means all of them;

“Successful Syndication” means a syndication of not less than 50 per cent. of the Total Commitments by ABN Amro Bank N.V. to other banks or financial Institutions;

“Swap Bank” means ABN Amro Bank N.V., acting in such capacity through its office at 93 Coolsingel, 3012 AE, Rotterdam, The Netherlands;

“Swap Exposure” means, as at any relevant date, the amount certified by the Swap Bank to the Agent to be the aggregate net amount in Dollars which would be payable by a Borrower to the Swap Bank under (and calculated in accordance with) section 6(e)(i) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions;

“Total Loss” means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)	any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority excluding a requisition for hire for a fixed period not exceeding I year without any right to an extension;

(c)	any condemnation of the Ship by any tribunal or by any person or person claiming to be a tribunal; and

(d)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless it is within 90 days redelivered to the full control of the Borrower owning the Ship;

“Total Loss Date” means, in relation to a Ship:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:

(i)	30 days after the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower owning the Ship with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Tranche” means in relation to:

(a)	“BOX VOYAGER”, an amount equal to the lesser of (i) 55 per cent. of its Initial Market Value and (ii) $28,250,000;

(b)	“BOX TRADER”, an amount equal to the lesser of (i) 55 per cent. of its Initial Market Value and (ii) $28,250,000; and

(c)	“MAULE”, an amount equal to the lesser of (i) 55 per cent. of its Initial Market Value and (ii) $43,500,000;

“Transaction” has the meaning given in the Master Agreement;

“Transfer Certificate” has the meaning given in Clause 26.2;

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Agreement; and

“Underwriter” means ABN Amro Bank N.V., acting in such capacity through its office at 93 Coolsingel, 3012 AE, Rotterdam, The Netherlands, or any successor.

1.2	Construction of certain terms. In this Agreement:

“administration notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“approved” means, for the purposes of Clause 13, approved in writing by the Agent;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and reasonable expenses) and any applicable value added or other tax;

“law” includes any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Borrower owning the Ship is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls)(l/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P,

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation. In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa; and

(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrowers a loan facility, in three Tranches, not exceeding the lesser of (a) $100,000,000 and (b) 55 per cent. of the aggregate of the Initial Market Values of the Ships, one Tranche in respect of each Ship.

2.2	Lenders’ participations in Tranches. Subject to the other provisions of this Agreement, each Lender shall participate in each Tranche in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Tranches. The Borrowers undertake with each Creditor Party to use each Tranche only for the purpose stated in the preamble to this Agreement.

3	POSITION OF THE LENDERS, THE AND SWAP BANK AND THE MAJORITY LENDERS

3.1	Interests of Lenders and Swap Bank several. The rights of the Lenders and the Swap Bank under this Agreement and the Master Agreement are several; accordingly:

(a)	each Lender shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under this Agreement; and

(b)	the Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under the Master Agreement,

without joining the Agent, the Security Trustee, any other Lender and the Swap Bank as additional parties in the proceedings.

3.2	Proceedings by individual Lender or Swap Bank. However, without the prior consent of the Majority Lenders, no Lender nor the Swap Bank may bring proceedings in respect of:

(a)	any other liability or obligation of any Borrower or a Security Party under or connected with a Finance Document or the Master Agreement; or

(b)	any misrepresentation or breach of warranty by any Borrower or a Security Party in or connected with a Finance Document or the Master Agreement.

3.3	Obligations several. The obligations of the Lenders and the Swap Bank under this Agreement and of the Swap Bank under the Master Agreement are several; and a failure of a Lender or the Swap Bank to perform its obligations under this Agreement or of the Swap Bank to perform its obligations under the Master Agreement shall not result in:

(a)	the obligations of the other Lenders or (as the case may be) the Swap Bank being increased; nor

(b)	any Borrower, any Security Party or any other Creditor Party being discharged (in whole or in part) from its obligations under any Finance Document,

and in no circumstances shall a Lender or the Swap Bank have any responsibility for a failure of another Lender or the Swap Bank to perform its obligations under this Agreement or the Master Agreement.

3.4	Parties bound by certain actions of Majority Lenders. Every Lender, the Swap Bank, each Borrower and each Security Party shall be bound by:

(a)	any determination made, or action taken, by the Majority Lenders under any provision of a Finance Document;

(b)	any instruction or authorisation given by the Majority Lenders to the Agent or the Security Trustee under or in connection with any Finance Document (subject always to Clause 27.2);

(c)	any action taken (or in good faith purportedly taken) by the Agent or the Security Trustee in accordance with such an instruction or authorisation.

3.5	Reliance on action of Agent. However, each Borrower and each Security Party:

(a)	shall be entitled to assume that the Majority Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take; and

(b)	shall not be entitled to require any evidence that such an instruction or authorisation has been given.

3.6	Construction. In Clauses 3.4 and 3.5 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.

4	DRAWDOWN

4.1	Request for Tranche. Subject to the following conditions, the Borrowers may request a Tranche to be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (Rotterdam time) 3 Business Days prior to the intended Drawdown Date.

4.2	Availability. The conditions referred to in Clause 4.1 are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period;

(b)	the amount of each Tranche shall not exceed in relation to the Tranche which shall be used to finance:

(i)	“BOX VOYAGER”, the lesser of (a) $28,250,000 and (b) 55 per cent. of the Initial Market Value thereof;

(ii)	“BOX TRADER”, the lesser of (a) $28,250,000 and (b) 55 per cent. of the Initial Market Value thereof; and

(iii)	“MAULE”, the lesser of (a) $43,500,000, (b) 55 per cent. of the Initial Market Value thereof and (c) 55 per cent. of the Contract Price payable pursuant to the relevant MOA,

and each such Tranche shall be applied in financing or, as the case may be, refinancing part of the Contract Price for the relevant Ship payable pursuant to the MOA relative to that Ship; and

(c)	the aggregate amount of the Tranches shall not exceed the Total Commitments.

4.3	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Tranche and the Drawdown Date;

(b)	the amount of that Lender’s participation in the Tranche; and

(c)	the duration of the first Interest Period.

4.4	Drawdown Notice irrevocable. A Drawdown Notice must be signed by a duly authorised representative of a Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5	Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent for the account of the Borrowers the amount due from that Lender on that Drawdown Date under Clause 2.2.

4.6	Disbursement of Tranche. Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date pay to the Borrowers the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrowers shall be made:

(a)	to the account which the Borrowers specify in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7	Disbursement of Tranche to third party. The payment by the Agent under Clause 4.6 shall constitute the making of the Tranche and the Borrowers shall at that time become indebted, as principal and direct obligors, to each Lender in an amount equal to that Lender’s Contribution.

4.8	Consolidation of Tranches. On the date falling 3 months after the Drawdown Date in respect of the final Tranche to be drawn, all the Tranches may be consolidated into a single Tranche, in the discretion of the Agent.

5	INTEREST

5.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on each Tranche or the Loan in respect of each Interest Period applicable thereto shall be paid by the Borrowers on the last day of that Interest Period.

5.2	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on each Tranche or the Loan in respect of an Interest Period shall be the aggregate of (i) the Margin, (ii) the Mandatory Cost (if any) and (iii) LIBOR for that Interest Period.

5.3	Payment of accrued interest. In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrowers and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period,

as soon as reasonably practicable after each is determined.

5.5	Obligation of Reference Banks to quote. A Reference Bank which is a Lender shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement.

5.6	Absence of quotations by Reference Banks. If any Reference Bank fails to supply a quotation, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks; but if no Reference Bank provides a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

5.7	Market disruption. The following provisions of this Clause 5 apply if:

(a)	no screen rate is quoted in REUTERS BBA Page LIBOR 01 and the Reference Banks (or, if there is only one Reference Bank at the relevant time, that Reference Bank) do not or, as the case may be, does not, before 1.00 p.m. (London time) on the Quotation Date for an Interest Period, provide quotations to the Agent in order to fix LIBOR; or

(b)	at least 1 Business Day before the start of an Interest Period, a Lender may notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to that Lender of funding its respective Contribution (or any part of it) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or

(c)	at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.8	Notification of market disruption. The Agent shall promptly notify the Borrowers and each of the Lenders and the Swap Bank stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

5.9	Suspension of drawdown. If the Agent’s notice under Clause 5.8 is served before a Tranche is made:

(a)	in a case falling within Clauses 5.7(a) or 5.7(b), the Lenders’ obligations to make the Tranche; and

(b)	in a case falling within Clause 5.7(c), the Affected Lender’s obligation to participate in the Tranche,

shall be suspended while the circumstances referred to in the Agent’s notice continue.

5.10	Negotiation of alternative rate of interest. If the Agent’s notice under Clause 5.8 is served after a Tranche is made, the Borrowers, the Agent, the Lenders or (as the case may be) the Affected Lender and the Swap Bank shall use reasonable endeavours to agree, within 25 Business Days after the date on which the Agent serves its notice under Clause 5.8 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

5.11	Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.12	Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period, not exceeding 3 months, and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin and the Mandatory Cost (if any); and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.13	Notice of prepayment. If the Borrowers do not agree with an interest rate set by the Agent under Clause 5.12, the Borrowers may give the Agent not less than 15 Business Days’ notice of their intention to prepay the Loan at the end of the interest period set by the Agent.

5.14	Prepayment; termination of Commitments. A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrowers’ notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)	on the last Business Day of the interest period set by the Agent, the Borrowers shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).

5.15	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods. The first Interest Period applicable to a Tranche shall commence on the Drawdown Date in respect of such Tranche and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods. Subject to Clauses 6.3 and 6.4, each Interest Period shall be:

(a)	3, 6, 9 or 12 months as notified by the Borrowers to the Agent not later than 11.00 a.m. (Rotterdam time) 2 Business Days before the commencement of the Interest Period; or

(b)	in the case of the first Interest Period applicable to the second and any other subsequent Tranche, a period ending on the last day of the Interest Period applicable to the Tranche or Tranches then current, whereupon all Tranches shall be consolidated and treated as a single Tranche;

(c)	3 months, if the Borrowers fail to notify the Agent by the time specified in paragraph (a); or

(d)	such other period as the Agent may, with the authorisation of all the Lenders, agree with the Borrowers.

6.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4	Non-availability of matching deposits for Interest Period selected. If, after the Borrowers have selected and the Lenders have agreed an Interest Period longer than 6 months, any Lender notifies the Agent by 11.00 a.m. (Rotterdam time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts. The Borrowers shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrowers under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and 7.3(b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it);

(b)	the aggregate of the Margin and the Mandatory Cost (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR; or

(ii)	if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4	Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and the Borrowers of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph 7.3(b) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Agent’s notification.

7.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7	Application to Master Agreement. For the avoidance of doubt, this Clause 7 does not apply to any amount payable under the Master Agreement in respect of any continuing Transaction as to which section 2(e) (Default Interest and Compensation) of the Master Agreement shall apply.

8	REPAYMENT AND PREPAYMENT

8.1	Amount of repayment instalments. The Borrowers shall repay:

(a)	each Tranche used to finance “BOX VOYAGER” and “BOX TRADER” by:

(i)	24 equal consecutive quarterly instalments in the amount of $537,500 each; and

(ii)	a balloon instalment in the amount of $15,350,000 (the “Box Balloon Instalments”); and

(b)	the Tranche used to finance “MAULE” by:

(i)	24 equal consecutive quarterly instalments in the amount of $850,000 each; and

(ii)	a balloon instalment in the amount of $23,100,000 (the “MAULE Balloon Instalment” and together with the Box Balloon Instalments, the “Balloon Instalments” and in the singular means any of them).

Provided that if the amount drawn down in respect of a Tranche is less than $28,250,000, in the case of either Tranche to be used in financing “BOX VOYAGER” or “BOX TRADER”, and $43,500,000, in the case of the Tranche to be used in financing “MAULE”, the relevant Balloon Instalment will be reduced by an amount in aggregate equal to such shortfall.

8.2	Repayment Dates. The first instalment for each Tranche shall be repaid on the date falling 3 months after the Drawdown Date relating to that Tranche, each subsequent instalment shall be repaid at three-monthly intervals thereafter and the last instalment for each Tranche together with the Balloon Instalment in respect thereof shall be repaid on the earlier of (a) the date falling on the sixth anniversary of the Drawdown Date relating to that Tranche and (b) 15 June 2017.

8.3	Final Repayment Date. On the final Repayment Date, the Borrowers shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment. Subject to the following conditions, the Borrowers may prepay the whole or any part of the Loan on the last day of an Interest Period.

8.5	Conditions for voluntary prepayment. The conditions referred to in Clause 8.4 are that:

(a)	a partial prepayment shall be $ 1,925,000 or a higher integral multiple of $1,925,000;

(b)	the Agent has received from the Borrowers at least 15 days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made (such date shall be the last day of Interest Period);

(c)	the Borrowers have provided evidence satisfactory to the Agent that any consent required by any Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects any Borrower or any Security Party has been complied with; and

(d)	the Borrowers have complied with Clause 8.12 on or prior to the date of prepayment.

8.6	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

8.7	Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrowers under Clause 8.5(c).

8.8	Mandatory prepayment. The Borrowers shall be obliged to prepay the Relevant Amount if a Ship is sold or refinanced by another bank or financial institution or becomes a Total Loss:

(a)	in the case of a sale on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(b)	in the case of or before the date on which the refinancing is completed; or

(c)	in the case of a Total Loss, on the earlier of the date falling 90 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

In this Clause 8.8, “Relevant Amount” means the greater of (i) the amount of the Tranche relative to the Ship which is to be sold and/or refinanced and/or has become Total Loss and (ii) an amount which after the application of the prepayment to be made pursuant to this Clause 8.8, results in the security cover ratio under Clause 15.1 being the greater of (A) 150 per cent, and (B) the percentage which applied immediately prior to the applicable event described in paragraph (a), (b) or (c) of this Clause 8.8.

8.9	Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.

8.10	Application of partial prepayment. Each partial prepayment made pursuant to:

(a)	Clause 8.4 shall be applied in inverse order of maturity first against the Balloon Instalment (with any prepayment being applied pro rata between the Balloon Instalments) and thereafter against all the then outstanding repayment instalments specified in Clause 8.1; and

(b)	Clause 8.8 shall be applied in full repayment of the Tranche used to finance the Ship which has been sold, become a Total Loss or has been refinanced and any balance shall be applied between the remaining Tranches on a pro rata basis (with paragraph (a) of this Clause 8.10 applying to the manner in which such balance shall be applied against each such remaining Tranche).

8.11	No reborrowing. No amount prepaid may be reborrowed.

8.12	Unwinding of Designated Transactions. On or prior to any repayment or prepayment of the Loan under this Clause 8 or any other provision of this Agreement, each Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. Each Lender’s obligation to contribute to a Tranche is subject to the following conditions precedent:

(a)	that, on or before the service of the first Drawdown Notice, the Agent receives the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(b)	that, on each Drawdown Date but prior to the making of the Tranche to be advanced on that Drawdown Date, the Agent receives or is satisfied that it will receive on the making of such Tranche the documents described in Part B of Schedule 3 in form and substance satisfactory to it and its lawyers;

(c)	that on or before the date of this Agreement, the Lender receives the first instalment of the agency fee (if there has been a Successful Syndication), the underwriting fee and the arrangement fee referred to in Clause 20.1;

(d)	that, on or before the service of each Drawdown Notice, the Agent receives all accrued commitment fee payable pursuant to Clause 20.1 and payment of any expenses payable pursuant to Clause 20.2 which is due and payable on the Drawdown Date to which that Drawdown Notice relates;

(e)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the relevant Tranche;

(ii)	the representations and warranties in Clause 10.1 and those of any Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing; and

(iv)	there has been no material adverse change in the financial position, state of affairs or prospects of any of the Borrowers or the Corporate Guarantor in the light of which the Agent considers that there is a significant risk that the Borrowers (or any of them), the Corporate Guarantor or any other Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents to which it is a party as they fall due; and

(f)	that, if the ratio set out in Clause 15.1 were applied immediately following the making of a Tranche, the Borrowers would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(g)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrowers prior to the relevant Drawdown Date.

9.2	Waiver of conditions precedent. If the Majority Lenders, at their discretion, permit a Tranche to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within 5 Business Days after the relevant Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General. Each Borrower represents and warrants to each Creditor Party as follows.

10.2	Status. Each Borrower is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands.

10.3	Share capital and ownership. Each Borrower has an authorised share capital of 500 registered and/or bearer shares of $0.001 each all of which shares have been issued in registered form and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by the Corporate Guarantor.

10.4	Corporate power. Each Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to purchase and pay for the relevant Ship under the MOA in relation to that Ship and register the relevant Ship in its name under the applicable Approved Flag;

(b)	to execute the Finance Documents to which that Borrower is a party and the Master Agreement; and

(c)	to borrow under this Agreement, to enter into Designated Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which it is a party and the Master Agreement.

10.5	Consents in force. All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6	Legal validity; effective Security Interests. The Finance Documents to which each Borrower is a party and the Master Agreement, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute that Borrower’s legal, valid and binding obligations enforceable against that Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors’ rights generally.

10.7	No third party Security Interests. Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document to which a Borrower is a party and the Master Agreement:

(a)	each Borrower which is a party to that Finance Document will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts. The execution by each Borrower of each Finance Document to which it is a party and the Master Agreement, and the borrowing by that Borrower of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of that Borrower; or

(c)	any contractual or other obligation or restriction which is binding on that Borrower or any of its assets.

10.9	No withholding taxes. All payments which each Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default. No Event of Default or Potential Event of Default has occurred.

10.11	Information. All information which has been provided in writing by or on behalf of the Borrowers or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no material adverse change in the financial position or state of affairs of any Borrower from that disclosed in the latest of those accounts.

10.12	No litigation. No legal or administrative action against any Borrower (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to any Borrower’s knowledge, is likely to be commenced or taken.

10.13	Validity and completeness of the MOAs.

(a)	the copies of the MOAs delivered to the Agent before the date of this Agreement are true and complete copies;

(b)	each MOA constitutes valid, binding and enforceable obligations of the parties thereto in accordance with its terms; and

(c)	other than those amendments and additions to the MOAs disclosed to the Agent before the date of this Agreement, no amendments or additions to any MOA have been agreed nor has a Borrower or a Seller relative to that MOA waived any of their respective rights under the MOA to which it is a party.

10.14	No rebates etc. There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to any Borrower, any Seller or a third party in connection with the purchase by any Borrower of the relevant Ship, other than as disclosed to the Lenders in writing on or prior to the date of this Agreement.

10.15	Compliance with certain undertakings. At the date of this Agreement, the Borrowers are in compliance with Clauses 11.2, 11.4, 11.9 and 11.13.

10.16	Taxes paid. Each Borrower has paid all taxes applicable to, or imposed on or in relation to that Borrower, its business or the Ship owned by it.

10.17	ISM Code and ISPS Code compliance. All requirements of the ISM Code and the ISPS Code as they relate to the Borrowers, the Approved Manager and the Ships have been or, will be, on or before the Delivery Date of the relevant Ship, complied with.

10.18	No money laundering. Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrowers of the Loan, the performance and discharge of their obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which a Borrower is a party, the Borrowers confirm (i) that they are acting for their own account; (ii) that they will use the proceeds of the Loan for their own benefit, under their full responsibility and exclusively for the purposes specified in this Agreement; and (iii) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article I of Directive 2005/60/EC of the European Parliament and of the Council).

10.19	No immunity. No Borrower, nor any of their assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit attachment prior to judgement, execution or other enforcement).

10.20	Sanctions. As regards Sanctions:

(a)	no Borrower is a Prohibited Person or is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person and no Borrower owns or controls a Prohibited Person; and

(b)	no proceeds of any Tranche shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Sanction.

11	GENERAL UNDERTAKINGS

11.1	General. Each Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

11.2	Title; negative pledge. Each Borrower will:

(a)	as from the relevant Delivery Date, hold the legal title to, and own the entire beneficial interest in the Ship owned by it, her Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests; and

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future (including, but not limited to, that Borrower’s rights against the Swap Bank under the Master Agreement or all or any part of that Borrower’s interest in any amount payable to that Borrower by the Swap Bank under the Master Agreement).

11.3	No disposal of assets. No Borrower will transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation, but paragraph (a) does not apply to any charter of a Ship as to which Clause 14.13 applies.

11.4	No other liabilities or obligations to be incurred. No Borrower will incur any liability or obligation except:

(a)	liabilities and obligations under the MOA and the Finance Documents to which it is a party;

(b)	liabilities or obligations reasonably incurred in the normal course of its business of trading, operating and chartering, maintaining and repairing the Ship owned by it; and

(c)	in respect of the Designated Transactions,

11.5	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of a Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements. Each Borrower will send to the Agent:

(a)	as soon as possible, but in no event later than 90 days after the end of the Financial Year of the Corporate Guarantor Group for that Financial Year (commencing with accounts for the year ending 31 December 2011); and

(b)	as soon as possible, but in no event later than 60 days after the end of each 3-month period ending on 31 March, 30 June, 30 September and 31 December in each Financial Year of the Corporate Guarantor, the consolidated quarterly accounts for the preceding 3-month period which are certified as to their correctness by the chief financial officer of the Corporate Guarantor.

11.7	Form of financial statements. All accounts delivered under Clause 11.6 will:

(a)	be prepared in accordance with all applicable laws and GAAP consistently applied;

(b)	give a true and fair view of the state of affairs of the relevant Borrower and the Group at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the relevant Borrower and the Group.

11.8	Shareholder and creditor notices. Each Borrower will send the Agent, at the same time as they are despatched, copies of all communications which are despatched to that Borrower’s shareholders or creditors or any class of them.

11.9	Consents. Each Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for that Borrower to perform its obligations under any Finance Document to which it is a party or the Master Agreement;

(b)	for the validity or enforceability of any Finance Document to which it is a party or the Master Agreement; and

(c)	for that Borrower to continue to own and operate the Ship owned by it,

and that Borrower will comply with the terms of all such consents.

11.10	Maintenance of Security Interests. Each Borrower will:

(a)	at its own cost, do all that it is necessary to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11	Notification of litigation. Each Borrower will provide the Agent with details of any legal or administrative action involving that Borrower, any Security Party, the Approved Manager or the Ship owned by it, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to that Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.12	No amendment to Master Agreement. No Borrower will agree to any amendment or supplement to, or waive or fail to enforce, the Master Agreement or any of its provisions.

11.13	No amendment to MOA. No Borrower will agree to any amendment or supplement to, or waive or fail to enforce, the MOA to which it is a party or any of its provisions.

11.14	Principal place of business. Each Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated in Clause 28.2(a); and no Borrower will establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than the Marshall Islands or Greece.

11.15	Confirmation of no default. Each Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by the authorised representative or a director of that Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.15 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan or (if no Tranches have been made) Commitments exceeding 10 per cent. of the Total Commitments; and this Clause 11.15 does not affect the Borrowers’ obligations under Clause 11.16.

11.16	Notification of default. Each Borrower will notify the Agent as soon as that Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred,

and will keep the Agent fully up-to-date with all developments.

11.17	Provision of further information. Each Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)	to the Borrowers, the Group, the Ships, the other Fleet Vessels, their Insurances or their Earnings (including, but not limited to, any sales or purchases of any Fleet Vessels, the incurrence of Financial Indebtedness by members of the Group, the refinancing or restructuring of any loan or credit facilities to which any members of the Group are a party and details of the employment of the Fleet Vessels) as the Agent may require; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document,

which may be requested by the Agent, the Security Trustee or any Lender at any time.

11.18	Provision of copies and translation of documents. Each Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrowers will provide a certified English translation prepared by a translator approved by the Agent.

11.19	Minimum Liquidity. Each Borrower undertakes to maintain in its Operating Account at all times a credit balance of not less than $250,000.

11.20	Employment of Fleet Vessels time charter. The Borrowers shall ensure that throughout the Security Period the average unexpired period of all time charterparties or other similar contracts of employment in respect of all the Fleet Vessels is not less than 1 year.

11.21	“Know your customer” checks. If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of any Borrower or any Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12	CORPORATE UNDERTAKINGS

12.1	General. Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit in writing.

12.2	Maintenance of status. Each Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands.

12.3	Negative undertakings. No Borrower will:

(a)	change the nature of its business; or

(b)	pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital if an Event of Default has occurred and is continuing at the relevant time or an Event of Default will result from the payment of a dividend or the making of any other form of distribution; or

(c)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in that Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to that Borrower than those which it could obtain in a bargain made at arms’ length;

(d)	open or maintain any account with any bank or financial institution except accounts with the Agent and the Security Trustee for the purposes of the Finance Documents;

(e)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(f)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative other than the Designated Transactions; or

(g)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

13	INSURANCE

13.1	General. Each Borrower also undertakes with each Creditor Party to comply (following the Delivery Date applicable to its Ship and while that Ship is subject to a Mortgage) with the following provisions of this Clause 13 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2	Maintenance of obligatory insurances. Each Borrower shall keep the Ship owned by it insured at the expense of that Borrower against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks; and

(d)	any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for that Borrower to insure and which are specified by the Security Trustee by notice to that Borrower.

13.3	Terms of obligatory insurances. Each Borrower shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in such amount as shall from time to time be approved by the Security Trustee but in any event in an amount not less than the greater of (i) an amount which when aggregated with the insured value of the other Ships then subject to a Mortgage, 130 per cent. of the aggregate of the Loan and the Swap Exposure and (ii) the Market Value of the Ship owned by it;

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the international group of protection and indemnity clubs) and in the international marine insurance market (currently $1,000,000,000);

(d)	in relation to protection and indemnity risks in respect of the full value and tonnage of the Ship owned by it;

(e)	on such terms as shall from time to time be approved in writing by the Security Trustee (including, without limitation, a blocking and trapping clause); and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3, each Borrower shall procure that the obligatory insurances effected by it shall:

(a)	subject always to paragraph (b), name that Borrower as the sole named assured unless the interest of every other named assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between that Borrower and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)	in the case of any obligatory insurance against any risks other than protection and indemnity risks, and whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(f)	provide that the Security Trustee may make proof of loss if that Borrower fails to do so.

13.5	Renewal of obligatory insurances. Each Borrower shall:

(a)	at least 21 days before the expiry of any obligatory insurance effected by it:

(i)	notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Security Trustee’s approval to the matters referred to in paragraph (i);

(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Security Trustee’s approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking. Each Borrower shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters of undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)

they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee.

13.7	Copies of certificates of entry. Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee;

(c)	where required to be issued under the terms of insurance/indemnity provided by a Borrower’s protection and indemnity association, a certified copy of each United Sates of America voyage quarterly declaration (or other similar document or documents) made by that Borrower in accordance with the requirements of such protections and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

13.8	Deposit of original policies. Each Borrower shall ensure that all policies relating to obligatory insurances effected by it are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums. Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees. Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Restrictions on employment. No Borrower shall employ its Ship, nor shall permit it to be employed, outside the cover provided by any obligatory insurances.

13.12	Compliance with terms of insurances. No Borrower shall do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	each Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	no Borrower shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;

(c)	each Borrower shall make all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	no Borrower shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.13	Alteration to terms of insurances. No Borrower shall either make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

13.14	Settlement of claims. No Borrower shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.15	Provision of copies of communications. Each Borrower shall provide the Security Trustee, at the time of each such communication, copies of all written communications between that Borrower and:

(a)	the approved brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.16	Provision of information. In addition, each Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.17 or dealing with or considering any matters relating to any such insurances,

and the Borrowers shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.17	Mortgagee’s interest, insurance. The Security Trustee shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest marine insurance in an amount not less than 120 per cent. of the Loan on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate and each Borrower shall upon demand fully indemnify the Creditor Parties in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.18	Review of insurance requirements. The Security Trustee shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Security Trustee, significant and capable of affecting the Borrowers, the Ships and their Insurances (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which each Borrower may be subject), and may appoint insurance consultants in relation to this review at the cost of the relevant Borrower.

13.19	Modification of insurance requirements. The Security Trustee shall notify the Borrowers of any proposed modification under Clause 13.18 to the requirements of this Clause 13 which the Security Trustee reasonably consider appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the relevant Borrower as an amendment to this Clause 13 and shall bind that Borrower accordingly.

13.20	Compliance with mortgagee’s instructions. The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require a Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the Borrower owning that Ship implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.19

14	SHIP COVENANTS

14.1	General. Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period (following the Delivery Date applicable to its Ship and while that Ship is subject to a Mortgage) except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit.

14.2	Ship’s name and registration. Each Borrower shall keep the Ship owned by it registered in its name under an Approved Flag; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship owned by it.

14.3	Repair and classification. Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest class free of overdue recommendations and conditions, with a classification society which is a member of IACS and acceptable to the Agent; and

(c)	so as to comply with all laws and regulations applicable to vessels registered at ports in the applicable Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4	Classification society undertaking. Each Borrower shall instruct the classification society referred to in Clause 14.3 (and procure that the classification society undertakes with the Agent) in relation to its Ship:

(a)	to send to the Agent, following receipt of a written request from the Agent, certified true copies of all original class records and any other related records held by the classification society in relation to its Ship;

(b)	to allow the Agent (or its agents), at any time and from time to time, to inspect the original class and related records of its Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Agent immediately in writing if the classification society:

(i)	receives notification from a Borrower or any person that its Ship’s classification society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship’s class under the rules or terms and conditions of a Borrower’s or its Ship’s membership of the classification society;

(d)	following receipt of a written request from the Agent:

(i)	to confirm that a Borrower is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)	if a Borrower is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Agent in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.

14.5	Modification. No Borrower shall make any modification or repairs to, or replacement of, any Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

14.6	Removal of parts. No Borrower shall remove any material part of any Ship, or any item of equipment installed on, any Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the relevant Ship the property of the relevant Borrower and subject to the security constituted by the relevant Mortgage and the Deed of Covenant (if applicable) Provided that a Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

14.7	Surveys. Each Borrower shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey reports.

14.8	Inspection. Each Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections Provided that unless an Event of Default or Potential Event of Default has occurred, a Borrower shall not have to pay for more than one inspection in respect of its Ship in each calendar year.

14.9	Prevention of and release from arrest. Each Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship owned by it, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, that Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc. Each Borrower shall:

(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Borrower;

(b)	not employ the Ship owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by the Ship’s war risks insurers unless the prior written consent of the Security Trustee has been given and that Borrower has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

14.11	Provision of information. Each Borrower shall promptly provide the Security Trustee with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;

(d)	any towages and salvages; and

(e)	its compliance, the Approved Manager’s compliance and the compliance of the Ship owned by it with the ISM Code and the ISPS Code,

and, upon the Security Trustee’s request, provide copies of any current charter relating to the Ship owned by it, of any current charter guarantee and copies of the Borrower’s or the Approved Manager’s Document of Compliance.

14.12	Notification of certain events. Each Borrower shall immediately notify the Security Trustee by fax, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire;

(e)	any intended dry docking of the Ship owned by it;

(f)	any Environmental Claim made against that Borrower or in connection with the Ship owned by it, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, the Approved Manager or otherwise in connection with the Ship owned by it; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and that Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of that Borrower’s, the Approved Manager’s or any other person’s response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc. No Borrower shall, in relation to the Ship owned by it:

(a)	let that Ship on demise charter for any period;

(b)	enter into any time or consecutive voyage charter in respect of that Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;

(c)	enter into any charter in relation to that Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

(d)	charter that Ship otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;

(e)	appoint a manager of that Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Manager’s appointment;

(f)	de-activate or lay up that Ship; or

(g)	put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $700,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason.

14.14	Notice of Mortgage. Each Borrower shall keep the relevant Mortgage registered against the Ship owned by it as a valid first priority or preferred mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Security Trustee.

14.15	Sharing of Earnings. No Borrower shall:

(a)	enter into any agreement or arrangement for the sharing of any Earnings;

(b)	enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of a Borrower to any Earnings.

14.16	ISPS Code. Each Borrower shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship owned by that Borrower and the company responsible for that Ship’s compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for that Ship an ISSC; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

14.17	Charterparty Assignment. If a Borower enters into any Charter (subject to obtaining the consent of the Agent in accordance with Clause 14.13(b)), the Borrower shall at the request of the Agent, execute in favour of the Security Trustee a Charterparty Assignment and shall:

(a)	serve notice of the Charterparty Assignment on the charterer and procure that the charterer acknowledges such notice in such form as the Agent may approve or require; and

(b)	deliver to the Lender such other documents equivalent to those referred to at paragraphs 3, 4 and 5 of Schedule 3, Part A as the Agent may require.

15	SECURITY COVER

15.1	Minimum required security cover. Clause 15.2 applies if the Agent notifies the Borrowers that:

(a)	the aggregate of the Market Values of the Ships; plus

(b)	the net realisable value of any additional security previously provided under this Clause 15,

is below 140 per cent. of the aggregate of the Loan and the Swap Exposure.

15.2	Provision of additional security; prepayment. If the Agent serves a notice on the Borrowers under Clause 15.1, the Borrowers shall prepay such part at least of the Loan as will eliminate the shortfall on or before the date falling 20 Business Days after the date on which the Agent’s notice is served under Clause 15.1 (the “Prepayment Date”) unless at least 1 Business Day before the Prepayment Date the Borrowers have provided, or ensured that a third party has provided, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and is documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require.

15.3	Valuation of Ships. The Market Value of a Ship (or any other Fleet Vessel) at any date is that shown by taking the arithmetic means of two valuations, each valuation to be prepared:

(a)	as at a date not more than 30 days previously;

(b)	by an Approved Broker;

(c)	with or without physical inspection of the Ship (as the Agent may require);

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

15.4	Value of additional vessel security. The net realisable value of any additional security which is provided under Clause 15,2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3.

15.5	Valuations binding. Any valuation under Clause 15.2, 15.3 or 15.4 shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

15.6	Provision of information. The Borrowers shall promptly provide the Agent and any Approved Broker or expert acting under Clause 15.3 or 15.4 with any information which the Agent or the Approved Broker or expert may request for the purposes of the valuation; and, if the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.7	Payment of valuation expenses. Without prejudice to the generality of the Borrowers’ obligations under Clauses 20.1, 20.3 and 21.3, the Borrowers shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause Provided that so long as no Event of Default or Potential Event of Default has occurred which is continuing or any valuation obtained would entitle the Agent to serve a notice pursuant to Clause 15.1, each Borrower shall not be obliged to pay any such fees or expenses in respect of more than two sets of valuations of the Ship owned by it in any calendar year.

15.8	Application of prepayment. Clause 8.10 shall apply in relation to any prepayment pursuant to Clause 15.1.

15.9	Release of additional security. If the amounts calculated under Clause 15.1 shall at any time exceed the minimum required security cover (the “Minimum Security Cover”) and the Borrowers have provided additional security pursuant to Clause 15.2, the Agent, after receiving notice from the Borrowers (such notice to include evidence satisfactory to the Lenders that the Minimum Security Cover has been maintained for a period of at least 90 consecutive days prior to such notice (without taking into account of the additional security whose release the Borrowers are requesting pursuant to this Clause 15.9)) will, subject to being indemnified to the Agent’s satisfaction against any costs arising out of such release, proceed with the release of any additional security to the extent that the Minimum Security Cover is maintained following such release Provided that no Event of Default is in existence or will result from such release.

16	PAYMENTS AND CALCULATIONS

16.1	Currency and method of payments. All payments to be made by the Lenders or by any Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)	in the case of an amount payable by a Lender to the Agent or by any Borrower to the Agent or any Lender, to the account of the Agent with correspondent bank Deutsche

Bank at Trust Company America, New York (SWIFT: FTSBNLR2R and account number: 04-013-685) with reference “Box Ships Inc.– US$100m facility”, or to such other account with such other bank as the Agent may from time to time notify to the Borrowers and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrowers and the other Creditor Parties.

16.2	Payment on non-Business Day. If any payment by any Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties. Subject to Clauses 16.5, 16.6 and 16.7:

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, the Swap Bank or the Security Trustee shall be made available by the Agent to that Lender, the Swap Bank or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender, the Swap Bank or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders and/or the Swap Bank generally shall be distributed by the Agent to each Lender and the Swap Bank pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or the Swap Bank, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or the Swap Bank under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or the Swap Bank to pay on demand.

16.6	Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to any Borrower or any Lender or the Swap Bank any sum which the Agent is expecting to receive for remittance or distribution to that Borrower or that Lender or the Swap Bank until the Agent has satisfied itself that it has received that sum.

16.7	Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to a Borrower or a Lender or the Swap Bank, without first having received that sum, that Borrower or (as the case may be) the Lender or the Swap Bank concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8	Agent may assume receipt. Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9	Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.10	Agent’s memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.11	Accounts prima facie evidence. If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by a Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

17	APPLICATION OF RECEIPTS

17.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:

(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by any Borrower under Clauses 20, 21 and 22 of this Agreement or by any Borrower or any Security Party under any corresponding or similar provision in any other Finance Document);

(ii)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents (and, for this purpose, the expression “interest” shall include any net amount which any Borrower shall have become liable to pay or deliver under section 2(e) (Obligations) of the Master Agreement but shall have failed to pay or deliver to the Swap Bank at the time of application or distribution under this Clause 17); and

(iii)	thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);

(b)	SECONDLY: in retention (in an interest bearing account) of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to any Borrower, the Security Parties and the other Creditor Parties, states in its opinion will either or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a); and

(c)	THIRDLY: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.

17.2	Variation of order of application. The Agent may, with the authorisation of the Majority Lenders and the Swap Bank, by notice to the Borrowers, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3	Notice of variation of order of application. The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4	Appropriation rights overridden. This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by any Borrower or any Security Party.

18	APPLICATION OF EARNINGS; SWAP PAYMENTS

18.1	Payment of Earnings and Swap Payments. Each Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignments):

(a)	all Earnings of the Ship owned by it are paid to the Operating Account for that Ship; and

(b)	all payments by the Swap Bank to any Borrower under each Designated Transaction are paid to the Operating Account of that Borrower.

18.2	Monthly retentions. Each Borrower undertakes with each Creditor Party to ensure that, in each calendar month of the Security Period after the Ship owned or to be owned by it has been delivered to it under the relevant MOA, on such dates as the Agent may from time to time specify, there is transferred to the Retention Account out of the Earnings received in its Operating Account during the preceding calendar month:

(a)	one-third of the amount of the repayment instalment in respect of the Tranche applicable to its Ship falling due under Clause 8.1 on the next Repayment Date in respect of that Tranche; and

(b)	the relevant fraction of the aggregate amount of interest on that Tranche which is payable on the next due date for payment of interest under this Agreement.

The “relevant fraction” is a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period applicable to the relevant Tranche (or, if the current Interest Period ends after the next due date for payment of interest under this Agreement for the relevant Tranche, the number of months from the later of the commencement of the current Interest Period for the relevant Tranche or the last due date for payment of interest for that Tranche to the next due date for payment of interest for that Tranche under this Agreement).

18.3

Shortfall in Earnings. If the aggregate Earnings of a Ship received in the Operating Account applicable to it are insufficient in any month for the required amount to be transferred to the Retention Account under Clause 18.2, the Borrower owning that Ship shall make up the amount of the insufficiency on demand from the Agent; but, without thereby prejudicing the Agent’s right to make such demand at any time, the Agent may, if so authorised by the Majority Lenders, permit that Borrower to make up all or part of the insufficiency by increasing the amount of any transfer under Clause 18.2 from the Earnings received in the next or subsequent months.

18.4	Application of retentions. Until an Event of Default or a Potential Event of Default occurs, the Agent shall on each Repayment Date and on each due date for the payment of interest under this Agreement distribute to the Lenders in accordance with Clause 16.4 so much of the then balance on the Retention Account as equals:

(a)	the repayment instalment in respect of the relevant Tranche due on that Repayment Date; or

(b)	the amount of interest in respect of the relevant Tranche payable on that interest payment date,

in discharge of the Borrowers’ liability for that repayment instalment or that interest.

18.5	Interest accrued on Retention Account. Any credit balance on the Retention Account shall bear interest at the rate from time to time offered by the Agent to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Agent likely to remain on the Retention Account.

18.6	No release of accrued interest. Interest accruing under Clause 18.5 shall be credited to the Retention Account but shall not be released to the Borrowers until the end of the Security Period.

18.7	Location of accounts. Each Borrower shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of the Operating Accounts and the Retention Account (or any of them); and

(b)	execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Operating Accounts and the Retention Account.

18.8	Debits for expenses etc. The Agent shall be entitled (but not obliged) from time to time to debit any Operating Account without prior notice in order to discharge any amount due and payable under Clause 19.11 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 19.11 or 21.

19	EVENTS OF DEFAULT

19.1	Events of Default. An Event of Default occurs if:

(a)	any Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clause 9.2, 10.19, 10.20, 11.2, 11.3, 11.19, 11.20,12.2, 12.3 or 15.2; or

(c)	any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 10 days after written notice from the Agent requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in the Finance Document) any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or

(e)	any representation, warranty or statement made by, or by an officer of, a Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress or any form of freezing order, in respect of a sum of, or sums aggregating, $100,000 or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)	any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)	a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than a Borrower or the Corporate Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)	an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)	a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)	any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)	in a country other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or

(h)	any Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for any Borrower, the Corporate Guarantor or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee, the Lenders or the Swap Bank to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)	any official consent necessary to enable any Borrower to own, operate or charter the Ship owned by it or to enable any Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document or a MOA is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	it appears to the Majority Lenders that, without their prior consent, a change has occurred or probably has occurred after the date of this Agreement in the ultimate beneficial ownership of any of the shares in any Borrower or the Approved Manager or in the ultimate control of the voting rights attaching to any of those shares; or

(1)	the Designated Shareholder or any members of the Designated Shareholder’s Family (either directly and/or through companies beneficially owned by members of the Designated Shareholder’s family and/or trusts of foundations of which members of the Designated Shareholder’s family are beneficiaries) ceases to own in aggregate at least 10 per cent. of the issued share capital of the Corporate Guarantor;

(m)	the Chairman or CEO of the Corporate Guarantor is an individual who is not acceptable to the Agent or there is a change in the composition of the board of directors or change in the executive management of the Corporate Guarantor, without the prior written consent of the Agent; or

(n)	without the prior consent of the Majority Lenders, the shares of the Corporate Guarantor cease to be listed on the New York Stock Exchange; or

(o)	any of the Approved Charterparties is terminated or becomes invalid or unenforceable or otherwise ceases to be in full force and effect for any reason prior to its stated termination date and the relevant Approved Charterparty is not replaced within 60 days by another Charter with a charterer, in a form and on terms acceptable to the Agent;

(p)	any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(q)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(r)	an Event of Default (as defined in section 14 of the Master Agreement) occurs; or

(s)	the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the consent of the Agent, acting with the authorisation of the Majority Lenders; or

(t)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of any Borrower or the Corporate Guarantor; or

(ii)	any accident or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person,

in the light of which the Majority Lenders consider that there is a significant risk that any Borrower or the Corporate Guarantor is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

19.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrowers a notice stating that the Commitments and all other obligations of each Lender to the Borrowers under this Agreement are cancelled; and/or

(ii)	serve on the Borrowers a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a)(i) or (a)(ii), the Security Trustee, the Agent, the Underwriter and/or the Lenders and/or the Swap Bank are entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments. On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrowers under this Agreement shall be cancelled.

19.4	Acceleration of Loan. On the service of a notice under Clause 19.2(a)(ii), the Loan, all accrued interest and all other amounts accrued or owing from the Borrowers or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices; action without notice. The Agent may serve notices under Clauses 19.2(a)(i) or 19.2(a)(ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6	Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender, the Swap Bank, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrowers under Clause 19.2; but the notice shall become effective when it is served on the Borrowers, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide any Borrower or any Security Party with any form of claim or defence.

19.7	Creditor Party’s rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or the Swap Bank under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8	Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to a Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

19.9	Relevant Persons. In this Clause 19, a “Relevant Person” means the Corporate Guarantor, a Borrower, a Security Party and any other member of the Group.

19.10	Interpretation. In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) “petition” includes an application.

19.11	Position of Swap Bank. Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19, to have any regard to the requirements of the Swap Bank except to the extent that the Swap Bank is also a Lender.

20	FEES AND EXPENSES

20.1	Commitment, arrangement, underwriting and agency fees. The Borrowers shall pay to the Agent:

(a)	on the date of this Agreement an non-refundable:

(i)	underwriting fee in an amount set out and agreed in the Fee Letter; and

(ii)	an arrangement fee in an amount set out and agreed in the Fee Letter;

(b)	quarterly in arrears, during the period from (and including) the date of this Agreement to the earlier of (i) the last day of the Availability Period and (ii) the Drawdown Date in respect of the final Tranche to be drawn, a commitment fee at the rate set out and agreed in the Fee Letter for distribution among the Lenders pro rata to their Commitments; and

(c)	an annual agency fee in the amount and at the times set out and agreed in the Fee Letter provided that there is a Successful Syndication;:

20.2	Costs of negotiation, preparation etc. The Borrowers shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

20.3	Costs of variations, amendments, enforcement etc. The Borrowers shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned the amount of all expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Swap Bank, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or

(d)	where the Security Trustee, in its absolute opinion, considers that there has been a material change to the insurances in respect of a Ship, the review of the insurances of that Ship pursuant to Clause 13.18; and

(e)	any step taken by the Creditor Party concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4	Documentary taxes. The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers to pay such a tax.

20.5	Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES

21.1	Indemnities regarding borrowing and repayment of Loan. The Borrowers shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	a Tranche not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by the Borrowers to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 7); and

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19,

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Breakage costs. Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3	Miscellaneous indemnities. The Borrowers shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee, the Underwriter or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

21.4	Environmental Indemnity. Without prejudice to its generality, Clause 21.3 covers any claims, demands, proceedings, liabilities, taxes, losses or expenses of every kind which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment, the ISM Code or the ISPS Code.

21.5	Currency indemnity. If any sum due from any Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against any Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrowers shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.4 the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (Rotterdam time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.4 creates a separate liability of the Borrowers which is distinct from their other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.6	Application to Master Agreement. For the avoidance of doubt, Clause 21.4 does not apply in respect of sums due from a Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of the Master Agreement shall apply.

21.7	Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.8	Sums deemed due to a Lender. For the purposes of this Clause 21, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions. All amounts due from the Borrowers under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which a Borrower is required by law to make.

22.2	Grossing-up for taxes. If a Borrower is required by law to make a tax deduction from any payment:

(a)	that Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	that Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3	Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrower concerned shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4	Exclusion of tax on overall net income. In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

22.5	Application to Master Agreement. For the avoidance of doubt, Clause 22 does not apply in respect of sums due from a Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Agreement shall apply.

23	ILLEGALITY, ETC

23.1	Illegality. This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2	Notification of illegality. The Agent shall promptly notify the Borrowers, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3	Prepayment; termination of Commitment. On the Agent notifying the Borrowers under Clause 23.2, the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrowers shall prepay the Notifying Lender’s Contribution in accordance with Clause 8.

23.4	Mitigation. If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Lenders under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24	INCREASED COSTS

24.1	Increased costs. This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement; or

(c)	the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (the “Basel II Accord”) or any other law or regulation implementing the Basel II Accord or any of the approaches provided for and allowed to be used by banks under or in connection with the Basel II Accord in each case as from time to time implemented by any Creditor Party (whether such implementation, application or compliance is by a government, regulator, supervisory authority, the Notifying Lender or its holding company), the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

24.2	Meaning of “increase cost”. In this Clause 24, “increased cost” means, in relation to a Notifying Lender:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement,

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22.

For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

24.3	Notification to Borrowers of claim for increased costs. The Agent shall promptly notify the Borrowers and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.4	Payment of increased costs. The Borrowers shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrowers that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.5	Notice of prepayment. If the Borrowers are not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrowers may give the Agent not less than 14 days’ notice of their intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

24.6	Prepayment; termination of Commitment. A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrowers’ notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).

24.7	Application of prepayment. Clause 8 shall apply in relation to the prepayment.

25	SET-OFF

25.1	Application of credit balances. Each Creditor Party may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of a Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from that Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of that Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2	Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3	Sums deemed due to a Lender. For the purposes of this Clause 25, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4	No Security Interest. This Clause 25 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of any Borrower.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1	Transfer by Borrowers. No Borrower may, without the consent of the Agent, given on the instructions of all the Lenders transfer any of its rights, liabilities or obligations under any Finance Document and the Master Agreement.

26.2	Transfer by a Lender. Subject to Clause 26.4, a Lender (the “Transferor Lender”) may at any time, without the consent of, but with notice to, the Borrowers, cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b),

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement

26.3	Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrowers, the Security Parties, the Security Trustee and each of the other Lenders and the Swap Bank;

(b)	on behalf of the Transferee Lender, send to each Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above,

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.

26.4	Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5	No transfer without Transfer Certificate. Except as provided in Clause 26.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, any Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6	Lender re-organisation; waiver of Transfer Certificate. However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the Agent may, if it sees fit, by notice to the successor and the Borrowers and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate. A Transfer Certificate takes effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents and the Master Agreement are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which any Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of any Borrower or any Security Party against the Transferor Lender had not existed;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of any Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8	Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrowers during normal banking hours, subject to receiving at least 3 Business Days’ prior notice.

26.9	Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates. Each Borrower, the Security Trustee and each Lender and the Swap Bank irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

26.11	Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $2,500 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

26.12	Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents and the Master Agreement without the consent of, or any notice to, any Borrower, any Security Party, the Agent or the Security Trustee or any other Creditor Party; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13	Disclosure of information. A Lender may disclose to a potential Transferee Lender or sub-participant any information which the Lender has received in relation to any Borrower, any Security Party or their affairs under or in connection with any Finance Document and the Master Agreement Provided that if, the information is clearly of a confidential nature, the relevant transferee, assignee or sub-participant shall execute a confidentiality agreement in relation to such information.

26.14	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect,

Provided that such change shall not prejudice or adversely affect the rights and obligations of the Borrowers and the other Security Parties arising in connection with this Agreement and the other Finance Documents.

26.15	Notification. On receiving such a notice, the Agent shall notify the Borrowers and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.16	Replacement of Reference Bank. If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrowers, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrowers, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

26.17	Security over Lenders’ rights. In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from any Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities; except that no such charge, assignment or Security Interest shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by any Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.18	Syndication. Notwithstanding any other provisions in this Agreement, the Syndication Clauses listed in Schedule 7 hereto will apply and form an integral part of this Agreement as if such provisions had been set out herein.

27	VARIATIONS AND WAIVERS

27.1	Variations, waivers etc. by Majority Lenders. Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrowers, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2	Variations, waivers etc. requiring agreement of all Lenders. However, as regards the following, Clause 27.1 applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender and the Swap Bank”:

(a)	a reduction in the Margin;

(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement;

(c)	an increase in any Lender’s Commitment;

(d)	a change to the definition of “Majority Lenders”;

(e)	a change to Clause 3 or this Clause 27;

(f)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(g)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

27.3	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by a Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28	NOTICES

28.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications. A notice by letter or fax shall be sent:

(a)	to the Borrowers:	c/o Allseas Marine S.A.
15 Karamanli Street
166 73 Voula
Greece

Facsimile No: +30 210 89 95 085

(b)	to a Lender:	At the address below its name in Schedule 1 or (as
the case may require) in the relevant Transfer
Certificate.

(c)	to the Agent and Security Trustee:	ABN Amro Bank N.V.
93 Coolsingel,
3012 AE Rotterdam
The Netherlands

Fax No:+31 10401 5323

(d)	to the Swap Bank:	ABN Amro Bank N.V.
93 Coolsingel,
3012 AE Rotterdam
The Netherlands

Fax No: ++31 10401 5323

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrowers, the Lenders and the Security Parties.

28.3	Effective date of notices. Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours. However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5	Illegible notices. Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	Electronic communication. Any communication to be made between the Agent and a Lender or Swap Bank under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Creditor Party:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their respective addresses or any other such information supplied to them.

Any electronic communication made between the Agent and a Lender or the Swap Bank will be effective only when actually received in readable form and, in the case of any electronic communication made by a Creditor Party to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

28.8	English language. Any notice under or in connection with a Finance Document shall be in English.

28.9	Meaning of “notice”. In this Clause 28, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	JOINT AND SEVERAL LIABILITY

29.1	General. All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 29.2, joint.

29.2	No impairment of Borrower’s obligations. The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Borrower;

(b)	any Lender, the Swap Bank or the Security Trustee entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower;

(c)	any Lender, the Swap Bank or the Security Trustee releasing any other Borrower or any Security Interest created by a Finance Document; or

(d)	any combination of the foregoing.

29.3	Principal debtors. Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrower shall in any circumstances be construed to be a surety for the obligations of any other Borrower under this Agreement.

29.4	Subordination. Subject to Clause 29.5, during the Security Period, no Borrower shall:

(a)	claim any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from any other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of any other Borrower; or

(c)	set off such an amount against any sum due from it to any other Borrower; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

29.5	Borrower’s required action. If during the Security Period, the Agent, by notice to a Borrower, requires it to take any action referred to in paragraphs (a) to (d) of Clause 29.4, in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Agent’s notice.

30	SUPPLEMENTAL

30.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

30.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

30.3	Counterparts. A Finance Document may be executed in any number of counterparts.

30.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

31	LAW AND JURISDICTION

31.1	English law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

31.2	Exclusive English jurisdiction. Subject to Clause 31.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

31.3	Choice of forum for the exclusive benefit of the Creditor Parties. Clause 31.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

Neither Borrower shall commence any proceedings in any country other than England in relation to a Dispute.

31.4	Process agent. Each Borrower irrevocably appoints Hill Dickinson Services (London) Ltd. at its registered office for the time being presently at Duke’s Place, London EC3A 7HS, England to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

31.5	Creditor Party rights unaffected. Nothing in this Clause 31 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

31.6	Meaning of “proceedings” and “Dispute”. In this Clause 31, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment (US Dollars)

ABN AMRO BANK N.V.	93 Coolsingel 3012 AE Rotterdam The Netherlands	100,000,000

SCHEDULE 2

DRAWDOWN NOTICE

To:	ABN AMRO BANK N.V.

93 Coolsingel

3012 AE Rotterdam

The Netherlands

Attention: Loans Administration

[—]

DRAWDOWN NOTICE

1	We refer to the loan agreement (the “Loan Agreement”) dated [—] 2011 and made between ourselves, as Borrowers, the Lenders referred to therein, and yourselves as Agent, Underwriter, as Security Trustee and as Swap Bank in connection with a facility of up to US$100,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow as follows:

(a)	Amount of Tranche: US$[—];

(b)	Drawdown Date: [—];

(c)	Duration of the first Interest Period shall be [—] months; and

(d)	Payment instructions: account in our name and numbered [—] with [—] of [—].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Tranche.

4	This notice cannot be revoked without the prior consent of the Majority Lenders.

5	[We authorise you to deduct any accrued commitment fee referred to in Clause 20 from the amount of the Tranche.]

[Name of Signatory]

for and on behalf of

POLYARISTI NAVIGATION CO.

EFPLOIAS SHIPPING CO. and

AMORITA DEVELOPMENT INC.

SCHEDULE 3

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 9.1(a) required before service of the first Drawdown Notice.

1	A duly executed original of:

(a)	this Agreement;

(b)	the Corporate Guarantee;

(c)	the Agency and Trust Agreement;

(d)	the Account Pledges;

(e)	the Shares Pledges;

(f)	the Master Agreement Assignment; and

(g)	the Approved Manager’s Undertakings.

2	Copies of the certificate of incorporation and constitutional documents of each Borrower, the Corporate Guarantor and any other Security Party.

3	Copies of resolutions of the shareholders and directors of each Borrower and each Security Party authorising the execution of each of the Finance Documents and the Master Agreement to which that Borrower or that Security Party is a party and, in the case of a Borrower, authorising named officers to give the Drawdown Notices and other notices under this Agreement.

4	The original of any power of attorney under which any Finance Document and the Master Agreement is executed on behalf of a Borrower, the Corporate Guarantor or any other Security Party.

5	Copies of all consents which any Borrower, the Corporate Guarantor or any Security Party requires to enter into, or make any payment under, any Finance Document and the Master Agreement.

6	Copies of the MOAs and of all documents signed or issued by the Borrowers, the Sellers (or any of them) under or in connection with them.

7	The originals of any mandates or other documents required in connection with the opening or operation of the Operating Accounts and Retention Account.

8	Such documentary evidence as the Agent and its legal advisers may require in relation to the due authorisation and execution by the Seller of the MOA relevant to “MAULE”.

9	Certified true copies of the Approved Charters duly executed by the parties thereto.

10	Documentary evidence that the agent for service of process named in Clause 31 has accepted its appointment.

11	Evidence satisfactory to the Agent that the Corporate Guarantor has raised net proceeds of not less than $120,000,000 from the IPO.

12	Any documents required by the Agent in respect of each Borrower, the Corporate Guarantor and any Security Party to satisfy the Lenders’ “know your customer” requirements.

13	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands, Liberia and such other relevant jurisdictions as the Agent may require.

14	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B

The following are the documents referred to in Clause 9.1(b) required before each Drawdown Date. In Part B of this Schedule 3, the following definitions have the following meanings:

(a)	“Relevant Borrower” means the Borrower which is the buyer of the Relevant Ship; and

(b)	“Relevant Ship” means the Ship which is to be acquired by using the proceeds of the Tranche being advanced on the relevant Drawdown Date.

1	A duly executed original of the Mortgage, the General Assignment, the Deed of Covenant (if applicable) and the Approved Charterparty Assignment (if applicable) relating to the Relevant Ship (and of each document to be delivered by each of them).

2	Documentary evidence that:

(a)	the Relevant Ship has been unconditionally delivered by the relevant Seller to, and accepted by, the Relevant Borrower under the MOA relative thereto, and the full Contract Price payable under that MOA (in addition to the part to be financed by the relevant Tranche) has been duly paid;

(b)	the Relevant Ship is definitively and permanently registered in the name of the Relevant Borrower under an Approved Flag;

(c)	the Relevant Ship is in the absolute and unencumbered ownership of the Relevant Borrower save as contemplated by the Finance Documents;

(d)	the Relevant Ship maintains the class specified in Clause 14.3(b);

(e)	the Mortgage relating to the Relevant Ship has been duly registered or recorded against the Relevant Ship as a valid first preferred or, as the case may be, priority ship mortgage in accordance with the laws of the applicable Approved Flag State; and

(f)	the Relevant Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

3	Documents establishing that the Relevant Ship will, as from the Drawdown Date relating thereto, be managed by the Approved Manager on terms acceptable to the Lenders, together with:

(a)	the Approved Manager’s Undertaking relative thereto; and

(b)	copies of the Approved Manager's Document of Compliance and of the Relevant Ship's Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires).

4	Two valuations of the Relevant Ship, each prepared by an Approved Broker addressed to the Agent, stated to be for the purposes of this Agreement and dated not earlier than 30 days before the relevant Drawdown Date which shows a value for that Ship acceptable to the Agent.

5	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the law of Marshall Islands, the Approved Flag State on which the relevant Ship is registered and such other relevant jurisdictions as the Agent may require.

6	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the Relevant Ship as the Agent may require.

7	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

Each of the documents specified in paragraphs 2, 3, 5 and 6 of Part A and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of a Borrower.

SCHEDULE 4

MANDATORY COST FORMULA

1	The Mandatory Cost is an addition to the interest rate to compensate the Lender for the cost of compliance with (a) the requirements of the Financial Services Authority (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Lender shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for the Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Lender as a weighted average of the Lender’s Additional Cost Rates and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for the Lender lending from a lending office in a Participating Member State will be the percentage certified by the Lender to be its reasonable determination of the cost of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4	The Additional Cost Rate for the Lender lending from a lending office in the United Kingdom will be calculated by the Lender as follows:

E x 0.01	per cent. per annum
300

Where:

E	is designed to compensate the Lender for amounts payable under the Fees Rules and is calculated by the Lender as being the average of the most recent rates of charge supplied to the Lender pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:

(a)	“Special Deposits” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(a)	“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union; and

(b)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6	If the Lender is lending from a lending office in the United Kingdom shall, as soon as practicable after publication by the Financial Services Authority, calculate the rate of charge payable by the Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Lender as being the average of the Fee Tariffs applicable to the Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of the Lender.

7	The Lender shall confirm the jurisdiction of its lending office on or prior to the date on which it makes available an Advance:

8	Unless the Lender notifies to the contrary, the Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

9	Any determination by the Lender pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to the Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

The Lender may from time to time, after consultation with the Borrower determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on the Borrower

SCHEDULE 5

DESIGNATION NOTICE

To:	ABN AMRO BANK N.V. 93 Coolsingel 3012 AE Rotterdam The Netherlands

Attn: [Ship Finance Portfolio Management]

[date]

Dear Sirs

Loan Agreement dated [—] 2011 (the “Loan Agreement”) and made between (i) Polyaristi Navigation Co., Efploias Shipping Co. and Amorita Development Inc. as Borrowers, (ii) the Lenders, (iii) the Swap Bank, (iv) and yourselves as Agent, Underwriter, Swap Bank and Security Trustee

We refer to:

1	the Loan Agreement;

2	the Master Agreement dated as of [—] made between ourselves and ABN Amro Bank N.V.; and

3	a Confirmation delivered pursuant to the said Master Agreement dated [—] and addressed by ABN Amro Bank N.V. to us.

In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a “Designated Transaction” for the purposes of the Loan Agreement and the Finance Documents.

Yours faithfully

for and on behalf of POLYARISTI NAVIGATION CO. EFPLOIAS SHIPPING CO. and AMORITAS DEVELOPMENT INC.

SCHEDULE 6

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:	ABN Amro Bank N.V. for itself and for and on behalf of each Borrower, each Security Party, the Security Trustee, each Lender and the Swap Bank, as defined in the Loan Agreement referred to below.

[—]

1	This Certificate relates to a Loan Agreement (the “Loan Agreement”) dated [—] 2011 and made between (1) Polyaristi Navigation Co., Efploias Shipping Co. and Amorita Development Inc. (the “Borrowers”), (2) the banks and financial institutions named therein as Lenders, (3) ABN Amro Bank N.V. as Swap Bank, (4) ABN Amro Bank N.V. as Agent (5) ABN Amro Bank N.V. as Underwriter and (6) ABN Amro Bank N.V. as Security Trustee for a loan facility of up to US$100,000,000.

2	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings and:

“Relevant Parties” means the Agent, each Borrower, each Security Party, the Security Trustee, each Lender and the Swap Bank;

“Transferor” means [full name] of [lending office]; and

“Transferee” means [full name] of [lending office].

3	The effective date of this Certificate is [—] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4	The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [—] per cent. of its Contribution, which percentage represents $[—].

5	By virtue of this Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[—]] [from [—] per cent. of its Commitment, which percentage represents $[—]] and the Transferee acquires a Commitment of $[—].]

6	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7	The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above; and

(c)	undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9	The Transferee:

(a)	confirms that it has received a copy of the Loan Agreement and each of the other Finance Documents;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Underwriter, the Security Trustee, any Lender or the Swap Bank in the event that:

(i)	any of the Finance Documents prove to be invalid or ineffective;

(ii)	any Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;

(iii)	it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrowers or Security Party under the Finance Documents;

(c)	agrees that it will have no rights of recourse on any ground against the Agent, the Underwriter, the Security Trustee, any Lender or the Swap Bank in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party that:

(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10	The Transferor and the Transferee each undertake with the Agent, the Underwriter and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee and/or the Underwriter in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent’s, the Underwriter’s or the Security Trustee’s own officers or employees.

11	The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent, the Underwriter or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent, the Underwriter or the Security Trustee for the full amount demanded by it.

[Name of Transferor] [Name of Transferee]

By:	By:

Date:	Date:

Agent

Signed for itself and for and on behalf of itself as Agent and for every other Relevant Party ABN Amro Bank N.V.

By:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person

(Loan Administration Department):

Telephone:

Fax:

Contact Person

(Credit Administration Department):

Telephone:

Fax:

Account for payments:

Note: This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor’s interest in the security constituted by the Finance Documents in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 7

SYNDICATION CLAUSES

Clear Market:	During the period from the date of the Term Sheet and the date of close of syndication, the Borrowers/Corporate Guarantor shall not and shall ensure that no other member of the group shall raise or attempt to raise finance in the international or domestic loan or capital markets without the prior written consent of the Agent.

Syndication:	The Borrowers/Corporate Guarantor shall give such assistance as the Agent may reasonably require in relation to the syndication of the Facility including presentations by members of their management, and assisting in relation to the preparation of an information memorandum.

Market Flex:	The Underwriter shall be entitled in consultation with the Borrowers/Corporate Guarantor to change the pricing, terms and/or structure of the Facility if the Agent determines that such changes are advisable in order to ensure a Successful Syndication of the Facility.

Market Conditions:	The terms set out in the term sheet are subject to there being no material adverse change in either (a) the business or financial condition of the parties set out herein or (b) the international or any relevant domestic syndicated loan market, up to the time of close of syndication of the Facility.

Publicity:	Any publicity regarding the Facility to be agreed in advance by the Agent.

Confidentiality:	The Term Sheet and its content are intended for the exclusive use of the Borrowers/Corporate Guarantor and shall not be disclosed by the Borrowers/Corporate Guarantor to any person other than the legal and financial advisors for the purposes of the proposed transaction unless the prior written consent of the Agent is obtained.

EXECUTION PAGES

BORROWERS

SIGNED by MARIA STEFANOU	)	/s/ MARIA STEFANOU
)
for and on behalf of	)
POLYARISTI NAVIGATION CO.	)	/s/ VASSILIKI GEORGOPOULOS
in the presence of:	)

/s/ Vassiliki Georgopoulos Solicitor Watson, Farley & Williams 89 Akti Miaouli Piraeus 185 38 – Greece

SIGNED by MARIA STEFANOU	)	/s/ MARIA STEFANOU
)
for and on behalf of	)
EFPLOIAS SHIPPING CO.	)
in the presence of:	)

/s/ Vassiliki Georgopoulos Solicitor Watson, Farley & Williams 89 Akti Miaouli Piraeus 185 38 – Greece

SIGNED by MARIA STEFANOU	)	/s/ MARIA STEFANOU
)
for and on behalf of	)
AMORITA DEVELOPMENT INC.	)
in the presence of:	)

/s/ Vassiliki Georgopoulos Solicitor Watson, Farley & Williams 89 Akti Miaouli Piraeus 185 38 – Greece

LENDERS

SIGNED by	)
PAT SKALA	)	/s/ PAT SKALA
for and on behalf of	)
ABN AMRO BANK N.V.	)
in the presence of:	)

/s/ Vassiliki Georgopoulos Solicitor Watson, Farley & Williams 89 Akti Miaouli Piraeus 185 38 – Greece

SWAP BANK	)

SIGNED by	)
PAT SKALA	)	/s/ PAT SKALA
for and on behalf of	)
ABN AMRO BANK N.V.	)
in the presence of:

/s/ Vassiliki Georgopoulos
Solicitor
Watson, Farley & Williams
89 Akti Miaouli
Piraeus 185 38 – Greece

AGENT

SIGNED by	)
PAT SKALA	)
for and on behalf of	)	/s/ PAT SKALA
ABN AMRO BANK N.V.	)
in the presence of:	)

/s/ Vassiliki Georgopoulos
Solicitor
Watson, Farley & Williams
89 Akti Miaouli
Piraeus 185 38 – Greece